[LETTERHEAD OF VALLEY NATIONAL BANK]

November 18, 2003

Mr. Gerald H. Lipkin Chairman,
President and CEO

Dear Gerry:

We are pleased to inform you that your annual salary has been increased to $650,000 and will appear in your December 26, 2003 pay. In addition, you will receive a Merit Award Bonus of $625,000 on December 5, 2003.

In addition, at the Board’s Compensation Committee meeting of November 17th, the Committee set your minimum pension at $300,000.

We are counting on your continued assistance for 2004 so we can all continue to grow and share in the benefits that will result from better performance.

We wish you a Happy Holiday Season and look forward to a healthy and prosperous New Year.

Sincerely,

ROBERT E. MCENTEE

Robert E. McEntee
Chairman
Compensation and Human Resource Committee